EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements:

Form S-8	No. 333-49082	The 1999 Equity Participation Plan of Libbey Inc.
	No. 333-88752	Libbey Inc. 2002 Employee Stock Purchase Plan
	No. 333-119413	Amended and Restated 1999 Equity Participation Plan of Libbey Inc.
	No. 333-139089	Libbey Inc. 2006 Omnibus Incentive Plan
	No. 333-176086	Amended and Restated Libbey Inc. 2006 Omnibus Incentive Plan

of our reports dated March 12, 2014, with respect to the consolidated financial statements and schedule of Libbey Inc., and the effectiveness of internal control over financial reporting of Libbey Inc., included in this Annual Report (Form 10-K) of Libbey Inc. for the year ended December 31, 2013.

/s/ Ernst & Young LLP

Toledo, Ohio
March 12, 2014